Exhibit 10.7

PURCHASE AND SALE AGREEMENT
(WITH ESCROW INSTRUCTIONS)

This Purchase and Sale Agreement (this “Agreement”) is entered into effective as of June 11, 2014 (the “Effective Date”) by TCI OBETZ LLC, a Delaware limited liability company, as Seller (“Seller”), and ARCP ACQUISITIONS, LLC, a Delaware limited liability company, as Buyer (“Buyer”).
RECITALS
A. Buyer desires to purchase the Property (as defined below) from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth in this Agreement and pursuant to the provisions hereof. The Property is leased to ODW Logistics, Inc. (“Tenant”) pursuant to three separate lease agreements which are described on Schedule 2 attached hereto (including any amendments or supplements and any guaranties, security deposits, or other security relating thereto, each a “Lease”, and, collectively, the “Leases”).
B. In consideration of the mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) agree as follows:
SUMMARY OF TERMS
Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.

Property:
Fee title to certain real property located at 1580, 1590, and 1600 Williams Road, Columbus, Ohio, as legally described on Exhibit A attached hereto (the “Land”), together with three (3) buildings thereon containing in the aggregate approximately 759,950 square feet (collectively, the “Buildings”) and including the related property and rights described in this Agreement.

Purchase Price:    $26,800,000.00 (the “Purchase Price”).

Deposit:	$268,000 (such amount, together with all interest earned or accrued thereon, the “Deposit”).

Study Period:	The period commencing on May 30, 2014 and expiring on June 30, 2014.

Closing Date:	July 7, 2014.

Escrow Agent:	First American Title Insurance Company, National Commercial Services (“Escrow Agent”)
2425 E. Camelback Road, Suite 300
Phoenix, Arizona 85016
Attention: Brandon Grajewski
Tel: (602) 567-8145
Fax: (602) 567-8101

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Email: bgrajewski@firstam.com

Notices Addresses for the Parties:

If to Seller:	TCI Obetz LLC
c/o Trident Capital Group
40 Grove Street, Suite 250
Wellesley, Massachusetts 02482
Attn: David Pizzotti
Tel: (614) 223-9101
Fax: (617) 406-6154
Email: dpizzotti@tridentcapitalgroup.com

with a copy to:	DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attn: Primo A. J. Fontana, Esq.
Tel: (617) 406-6054
Fax: (617) 406-6154
Email: primo.fontana@dlapiper.com

If to Buyer:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: H. Curtis Keller
Tel: (602) 778-8700
Fax: (480) 449-7012
Email: ckeller@arcpreit.com

with a copy to:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Susan Martinez
Tel: (602) 778-8700
Fax: (480) 449-7012
Email: smartinez@arcpreit.com

Notice Provisions:	See Section 22.
Seller’s Diligence Contact for scheduling physical inspections of the Property:
Name: David Pizzotti
Tel: (614) 223-9101
Email: dpizzotti@tridentcapitalgroup.com

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1.PURCHASE AND SALE OF PROPERTY. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon and subject to the terms and conditions of this Agreement. As used in this Agreement:
(a)“Real Property” means and includes (i) the Land, the Buildings, and all other buildings, improvements, building systems and fixtures located upon the Land; (ii) all tenements, hereditaments, easements and appurtenances pertaining to the Land or the Buildings; and (iii) all mineral, water, irrigation and other property rights of Seller, if any, running with or otherwise pertaining to the Land; and
(b)“Property” means and includes (i) the Real Property; (ii) Seller’s interest as landlord under the Leases; (iii) all of Seller’s interest, if any, in and to any equipment, machinery, furniture, furnishings and other tangible personal property owned by Seller and located upon the Real Property (the “Personalty”); and (iv) all of Seller’s interest in and to the following affecting or relating to the Property: (1) all warranties and guaranties (the “Warranties”); (2) all development rights, utility capacities, approvals, permits and licenses (the “Permits”); (3) all surveys, engineering reports, environmental reports, plans, drawings, specifications, construction contracts, subcontracts, architectural and engineering agreements, and similar documents and agreements relating to the design, development, construction, maintenance or repair of the Property (the “Property Documents”); and (4) all contractual rights, trade names, trademarks, intellectual property and other intangibles (the “Intangibles”).
2.PURCHASE PRICE. The Purchase Price will be paid by Buyer as follows, in cash or other immediately available funds:
(a)    the Deposit will be deposited in escrow with Escrow Agent not later than three (3) business days following the Effective Date; and
(b)    the balance of the Purchase Price, as may be increased or decreased to account for any prorations, credits, or other adjustments expressly set forth in this Agreement, will be deposited in escrow with Escrow Agent not later than 1:30 p.m. (local time at the Property) on the Closing Date in connection with the close of escrow (the “Closing”).
The “Opening of Escrow” means the receipt, countersignature and distribution by Escrow Agent of a fully-executed original of this Agreement, together with the receipt by Escrow Agent of the Deposit. Seller and Buyer agree to the escrow instructions attached hereto as Exhibit F and incorporated herein (the “Escrow Instructions”).
3.DISPOSITION OF DEPOSIT. Seller and Buyer instruct Escrow Agent to place the Deposit in a federally insured interest-bearing account. The Deposit will be applied as follows: (a) if Buyer terminates this Agreement in any situation where Buyer is permitted or deemed to do so under this Agreement (including without limitation any failure of a condition precedent under Section 13 below), subject to the applicable provisions of the Escrow Instructions, the Deposit will be paid to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement, except with respect to any obligations which are expressly stated in this Agreement to survive a termination prior to Closing (the “Surviving Obligations”); (b) if Seller terminates this Agreement as the result of an uncured default by Buyer as provided in Section 21(b) below, subject to the applicable provisions of the Escrow Instructions, the Deposit will be paid to Seller; and (c) if escrow

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closes, the Deposit will be credited to Buyer, applied against the Purchase Price and paid to Seller at Closing.
4.DELIVERY OF SELLER’S DILIGENCE MATERIALS. Seller will deliver to Buyer, not later than three (3) business days after the Effective Date and at no cost to Buyer, all information in Seller’s possession or control relating to the Property, including without limitation all materials and information described on Schedule 1 attached to this Agreement (collectively, “Seller’s Diligence Materials”). If Seller obtains new or updated information regarding the Property prior to Closing, Seller will immediately notify Buyer of such fact and will promptly deliver all such supplemental information to Buyer. Seller designates the contact person(s) so named in the Summary of Terms above as the representative of Seller through which Buyer may schedule any physical inspections of the Property (“Seller’s Diligence Contact”).
5.BUYER’S STUDY PERIOD.
(a)Buyer will have until 11:59 p.m. Mountain Standard Time (MST) on June 30, 2014 (such period, the “Study Period”), within which to conduct and approve any investigations, studies or tests desired by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property (collectively, “Buyer’s Diligence”).
(b)Buyer’s shall conduct Buyer’s Diligence pursuant to the applicable provisions of that certain Access and Confidentiality Agreement between the parties dated as of May 30, 2014 (the “Access Agreement”). The parties hereby confirm, acknowledge and agree that the Access Agreement shall remain in full force and effect pursuant to its terms during the term of this Agreement.
(c)If, at any time prior to the expiration of the Study Period, Buyer elects in its sole discretion not to proceed to acquire the Property, Buyer may terminate this Agreement by giving written notice of termination to Seller and Escrow Agent. Buyer may expressly waive this termination right at any time prior to the end of the Study Period by giving written notice of such waiver to Seller and Escrow Agent, and the Study Period shall be deemed to end upon Buyer’s giving of such a waiver notice. Unless Buyer has given written notice to Seller and Escrow Agent expressly stating that Buyer elects to waive this termination right and proceed with the acquisition of the Property, then upon the expiration of the Study Period Buyer shall be deemed to have terminated this Agreement. Upon any termination or deemed termination pursuant to this Section 5(c), the Deposit will immediately be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. If this Agreement is not so terminated, then except as otherwise provided in this Agreement the Deposit will become non-refundable, and this Agreement will continue in full force and effect.
(d)The Parties expressly agree that the mutual agreements, covenants, obligations and undertakings set forth in this Agreement constitute sufficient consideration for each Party to create a legally binding agreement notwithstanding that Buyer may freely terminate this Agreement and receive a return of the Deposit at any time prior to the end of the Study Period.
6.TITLE AND SURVEY REVIEW.
(a)Promptly after the Effective Date, Escrow Agent will deliver to Buyer and Seller a current title commitment (as may be updated, the “Commitment”) for the issuance to Buyer of an ALTA extended coverage owner’s policy of title insurance on the Property (the “Owner’s Policy”),

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together with complete, legible copies of all requirement and exception documents referenced in such Commitment.
(b)Promptly after the Effective Date, Buyer will cause a licensed surveyor to complete and deliver to Escrow Agent, Seller and Buyer a current, certified ALTA As-Built survey of the Property (the “Survey”).
(c)Buyer will, by giving written notice (the “Title Notice”) to Seller and Escrow Agent prior to the expiration of the Study Period, either (i) approve the condition of title, or (ii) identify any matters set forth in the Commitment or the Survey to which Buyer objects (collectively, the “Objectionable Matters”). If no Title Notice is given by Buyer to Seller before the end of the Study Period, then Buyer shall be deemed to have disapproved of the condition of title and elected to terminate this Agreement. Upon any termination pursuant to this Section 6(c), the Deposit will immediately be paid by Escrow Agent to Buyer, subject to the applicable provisions of the Escrow Instructions, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. Notwithstanding the foregoing, in no event shall any of the following constitute “Objectionable Matters” under this Agreement: (i) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters reflecting the existence or terms of the Leases; (c) all matters, whether or not of record, that arise out of the actions of Buyer or its agents, representatives or contractors; (d) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided in this Agreement; (e) any lien or encumbrance that, pursuant to one or more of the Leases is the responsibility of the Tenant; and (f) all other matters shown on or referenced in the Commitment (other than Voluntary Liens, as such term is defined below) or the Survey, except for those matters which, in accordance with this Section 6: (i) Buyer makes a written objection on or before the applicable date required under this Section 6; and (ii) Seller elects in writing to use commercially reasonable efforts to cure.
(d)If Buyer’s Title Notice identifies any Objectionable Matters, Seller will notify Buyer in writing (“Seller’s Title Response”) within three (3) days after receiving the Title Notice whether Seller will use commercially reasonable efforts to cure any Objectionable Matters prior to the Closing Date in the manner requested by Buyer. If Seller does not agree to use commercially reasonable efforts to cure all of the Objectionable Matters in Seller’s Title Response, then Buyer may elect, by giving written notice to Seller and Escrow Agent within five (5) business days after receiving Seller’s Title Response, to either (i) proceed with the acquisition of the Property notwithstanding the Objectionable Matters which Seller has not agreed to cure, or (ii) to terminate this Agreement and receive a return of the Deposit as provided in Section 6(c). If Seller does not issue Seller’s Title Response within such three (3) day period, Seller shall be deemed to have elected not to use commercially reasonable efforts to cure any of the Objectionable Matters.
(e)If the Commitment is amended to include new exceptions or requirements after Buyer’s delivery of the Title Notice, Buyer will have five (5) business days after Buyer’s receipt of the amended Commitment (and copies of any documents identified in the new exceptions or new requirements) within which to review and, if desired, object in writing to such new matters as Objectionable Matters. If Buyer so objects, the procedures set forth above will apply to govern any such objection, Seller’s response thereto and Buyer’s rights thereafter (provided that Seller’s Title Response to any new Objectionable Matters shall be due within five [5] business days after Seller’s receipt of written notice of any new Objectionable Matters). If Seller does not agree (or is deemed not to have agreed) to cure any new Objectionable Matters, then Buyer may elect, by giving written notice to Seller and Escrow Agent within five (5) business days after receiving Seller’s

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Title Response (or within five [5] business days after Seller’s failure to provide a Seller’s Title Response, which lack of response will be deemed to be Seller’s election not to cure any Objectionable Matters), to either (i) proceed with the acquisition of the Property notwithstanding the Objectionable Matters which Seller has not agreed to cure, or (ii) to terminate this Agreement and receive a return of the Deposit. Upon any termination pursuant to this Section 6(e), the Deposit will immediately be paid by Escrow Agent to Buyer, subject to the applicable provisions of the Escrow Instructions, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(f)If Buyer timely objects to any Objectionable Matters in accordance with the above provisions and Seller elects to use commercially reasonable efforts to cure any one or more Objectionable Matters, then (A) Seller shall have until the Closing Date to cure such Objectionable Matters in a manner reasonably acceptable to Buyer and (B) if any Objectionable Matters are not so cured by the Closing Date, then Buyer’s sole remedy in connection therewith shall be to either (i) proceed with the acquisition of the Property notwithstanding the Objectionable Matters which Seller did not cure, or (ii) to terminate this Agreement and receive a return of the Deposit. Upon any termination pursuant to this Section 6(f), the Deposit will immediately be paid by Escrow Agent to Buyer, subject to the applicable provisions of the Escrow Instructions, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(g)Notwithstanding anything to the contrary in this Agreement, Seller shall in no event be required to bring suit to clear any claimed title or survey defects and, except for Voluntary Liens (as defined below), Seller shall not be required to expend more than Ten Thousand Dollars ($10,000) in the aggregate to cure any Objectionable Matter, provided that if Seller agrees to use commercially reasonable efforts to cure an Objectionable Matter before Closing but fails to do so before Closing, then Buyer will right to waive and proceed to Closing or terminate as provided in Section 6(d). Notwithstanding anything contained herein to the contrary, Buyer shall be deemed to have rejected, without any need for further notice to Seller, all Voluntary Liens that may be disclosed on the Commitment or any update thereto. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for recording following the Closing of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.
(h)Notwithstanding the foregoing, in all events Seller will, at or prior to Closing, (i) pay in full and cause to be canceled and discharged (or otherwise cause Escrow Agent to insure over) all mechanics’ and contractors’ liens encumbering the Property as a result of work performed by or on behalf of Seller (provided, however, that the aggregate maximum amount required to be spent by Seller under this clause (i) shall be $50,000, provided, however, if mechanics’ and/or contractors’ liens encumbering the Property exceed $50,000 and Seller refuses to discharge any such liens, then Buyer will have the termination right provided in Section 6(c)) and (ii) cause to be released all loan security documents which encumber the Property entered into or assumed by Seller (any such matters, “Voluntary Liens”). Within two (2) days following the Effective Date, Seller will request a payoff letter from Seller’s lender.
(i)Seller shall be entitled to extend the Closing Date pursuant to Section 13 for the purpose of curing any Voluntary Lien or any Objectionable Matter that Seller has elected to use commercially reasonable efforts to cure.

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7.INTENTIONALLY OMITTED.
8.CLOSE OF ESCROW. The Closing will occur on or before 1:00 p.m. MST on July 7, 2014 or on such earlier date as Buyer and Seller may mutually agree each acting in their sole discretion (the “Closing Date”). Buyer may extend the Closing Date for up to an additional [fifteen (15)] days by giving written notice of such extension to Seller and Escrow Agent prior to the original Closing Date. At Closing, the funds and documents deposited into escrow will be appropriately disbursed and distributed by Escrow Agent, and Seller will deliver possession of the Property to Buyer, all as required by and specified under this Agreement.
9.THE TRANSFER DOCUMENTS.
(a)The Real Property will be conveyed by a limited warranty deed in substantially the form attached hereto as Exhibit B (the “Deed”). The Personalty will be conveyed by a bill of sale in substantially the form attached as Exhibit C (the “Bill of Sale”). The Leases will be assigned by an assignment and assumption of lease in substantially the form attached as Exhibit D (the “Assignment of Leases”). The Permits, Warranties, Property Documents and Intangibles will be assigned by an assignment agreement in substantially the form attached as Exhibit E (the “Assignment Agreement”). The Parties will supplement the foregoing with such additional documents, if any, as may reasonably be required to properly convey specific items of the Property. The Deed, Bill of Sale, Assignment of Leases, Assignment Agreement, and the other closing documents required under this Agreement or otherwise delivered by the Parties at Closing are collectively referred to as the “Transfer Documents”. Seller and Buyer will deposit duly executed and (as appropriate) acknowledged originals of each of the Transfer Documents with Escrow Agent not later than one (1) business day prior to the Closing Date.
(b)If Buyer gives Seller notice within ten (10) days after the Opening of Escrow that Buyer desires to obtain a subordination, non-disturbance and attornment agreement ("SNDA") from Tenant, Seller will request (pursuant to the applicable provisions of the Leases, if any) Tenant to execute an SNDA. For avoidance of doubt, Seller’s only obligations with respect to any SNDA is to request the same from Tenant and the receipt of the SNDA by Buyer will not be a condition to Closing.
10.ESTOPPEL CERTIFICATE. It shall be a condition to Buyer’s obligation to consummate the Closing that Buyer shall have received, not later than three (3) business days prior to the Closing Date, an original estoppel certificate for each Lease in the form attached hereto as Schedule 3 that contains no assertions adverse or contrary to the provisions of the Lease and confirms that there are no defaults by the landlord under the Lease, no unperformed or “punchlist” construction items, and no unpaid tenant improvement allowances, inducements or leasing commissions. Seller will request the estoppel certificate within two (2) business days following the Effective Date.
11.CLOSING COSTS. Seller will pay (a) the cost of the standard portion of the Owner’s Policy, any related search or exam fees, and any endorsements required for Seller’s cure of any Objectionable Matters that Seller elects to use commercially reasonable efforts to cure; (b) the cost of releasing all Voluntary Liens (subject to the applicable provisions of the definition of “Voluntary Liens”); (c) one-half the fees and costs due Escrow Agent for its services; (d) any transfer taxes, documentary taxes and other such fees or charges associated with the sale and conveyance of the Property; and (e) all other costs to be paid by Seller under this Agreement. Buyer will pay

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(i) any additional cost for the extended portion of the Owner’s Policy and any endorsements to the Owner’s Policy and any lender’s title policy, if required by Buyer; (ii) the cost of the Survey; (iii) one-half the fees and costs due Escrow Agent for its services; and (iv) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own expenses, including without limitation any expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transactions contemplated hereby. Any other closing costs not specifically designated as the responsibility of either Party in this Agreement will be paid by Seller and Buyer according to the usual and customary allocation of the same for the Property’s locale. Seller agrees that all closing costs and charges payable by Seller may be deducted from Seller’s proceeds otherwise payable to Seller at Closing. Buyer will deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs and charges.
12.PRORATIONS.
(a)    The Parties will each execute and deliver to Escrow Agent for the Closing a closing statement setting forth the Purchase Price and all closing credits, prorations, charges, costs and adjustments contemplated by this Agreement. All prorations will be calculated as of the Closing Date by Escrow Agent, based upon the latest available information, with income and expense for the Closing Date being allocated to Buyer. Buyer will receive a credit for any rent paid or payable by Tenant for the period beginning with and including the Closing Date through and including the last day of the month in which Closing occurs. All other credits and charges to Buyer and Seller will be similarly prorated as of the Closing Date. Real estate taxes and assessments, if not the sole responsibility of Tenant under the Lease, will be prorated on an accrual basis and, if actual amounts are not available, will be based upon the current valuation and latest available tax rates or assessments. All pre-paid or abated rents or deposit amounts (including any tax or expense escrows and any security deposits) held by Seller under the Leases, if any, will be paid to Buyer in the form of a credit against the Purchase Price. If after Closing either Party receives any rents or other amounts that properly belong to the other Party based up on the Closing prorations, such amounts will be immediately remitted to such other Party.
(b)    If after Closing either Party discovers any errors, or receives additional information, indicating that the prorations were inaccurate, such Party will promptly notify the other and the Parties will correctly re-prorate the amounts in question. No such correction will be required later than twelve (12) months after the Closing Date unless prior to such date the Party seeking the correction has given a written notice to the other Party specifying the nature and basis for such correction; provided, however, that if a correction is sought because current tax or assessment bills for the Property were not available as of Closing, the correction period with respect to the closing proration of such taxes or assessments will if needed continue beyond such 12-month period until thirty (30) days after Buyer’s receipt of the applicable bills. In the event of any re-proration under this Section, the Party owing funds will within thirty (30) days after determination remit to the other Party the amount shown to be due. The provisions of this Section 12 shall survive Closing.
13.BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to close escrow and complete the purchase of the Property under this Agreement are expressly subject to the following:

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(a)Seller’s deposit with Escrow Agent, for delivery to Buyer at Closing, of the executed original Transfer Documents;
(b)Buyer’s receipt of the estoppel certificate as provided in Section 10 above;
(c)Seller’s deposit with Escrow Agent of an “Owner’s Affidavit” in the form attached as Schedule 4;
(d)Escrow Agent’s irrevocable commitment to issue the Owner’s Policy in the amount of the Purchase Price in the form approved by Buyer pursuant to the terms of Section 6;

(e)On the Closing Date, title to the Property shall be conveyed to Buyer in accordance with the standards set forth in Section 6;

(f)Seller’s deposit with Escrow Agent of a letter from Seller to Tenant, complying with the notice requirements of the Leases and in form reasonably satisfactory to Buyer, directing that future rent under the Leases be paid to Buyer; and
(g)On the Closing Date, the representations and warranties of Seller set forth in Section 18(a) shall be true, complete and accurate, subject to: (A) changes that: (x) are caused by the acts or omissions of Buyer or its agents or affiliates or (y) cannot reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Property or (B) any deemed modification or modification to any Seller Representation pursuant to Section 18(b).
(h)Seller’s delivery to Buyer of all Warranties, Permits, and Property Documents, if any, in the possession of Seller or Seller’s agents (including without limitation any warranties covering the roof or any other part of the Buildings); any Intangibles capable of physical delivery; and any non-proprietary leasing and property manuals, files and records applicable to or useful in connection with the continued operation, leasing and maintenance of the Property.
If the foregoing conditions have not been satisfied by the scheduled Closing Date, then either party will have the right, at such party’s sole option, to extend Closing so long as all such extensions elected by both parties shall not exceed thirty (30) days in the aggregate beyond the originally-scheduled Closing Date.
14.NON-FOREIGN AFFIDAVIT. Seller will deposit with Escrow Agent prior to Closing a sworn affidavit (the “Non-Foreign Affidavit”) properly containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds will be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.
15.BROKER’S COMMISSION. The Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement, except CBRE, Inc. (Mike Caprile) (the “Broker(s)”). Seller is responsible for payment of all commissions relating to this transaction to the Broker(s), and all commissions due will be paid at Closing. If any person (including the Broker(s)) asserts a claim to any other finder’s fee, brokerage commission or similar

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compensation in connection with this Agreement, the Party under whom the finder or broker is claiming will indemnify, defend and hold harmless the other Party from and against any such claim and all costs, expenses and liabilities incurred in defending against such claim, including without limitation reasonable attorneys’ fees and court costs. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
16.AS-IS CONVEYANCE. BUYER AGREES THAT, UPON THE CLOSING, BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE PROPERTY IN ITS THEN EXISTING CONDITION, “AS IS, WHERE IS AND WITH ALL FAULTS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSFER DOCUMENTS.
(a)    Except as expressly set forth in this Agreement or in the Transfer Documents, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information of any kind or character pertaining to the Property or relating thereto made or furnished by Seller, its property manager, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, including warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including (A) the presence of Hazardous Materials in, on, under or in the vicinity of the Property and/or (B) information provided in any questionnaire answered by Seller or its representative(s) in connection with a site assessment pursuant to 40 CFR part 312 or otherwise, the answers to which Buyer acknowledges shall not be construed to be representations or warranties but are provided solely for the convenience of Buyer, (iii) geological conditions, including subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Documents, brokers’ sales memorandums, or other property information distributed with respect to the Property, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

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(b)    Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS” except to the extent expressly provided otherwise in this Agreement of the Transfer Documents. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement or in the Transfer Documents, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Buyer has conducted and will conduct such inspections and investigations of the Property as Buyer deems necessary, including the physical and environmental conditions thereof, and shall rely upon same. Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including adverse physical or construction defects or adverse environmental, health or safety conditions, whether the same have or have not have been revealed by Buyer inspections and investigations.
(c)    Buyer hereby irrevocably and unconditionally releases Seller and irrevocably and unconditionally waives all claims and liabilities from and against any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in Sections 16(a), (b) and (c) above; provided, however, that the release and waiver set forth in this Section is not intended and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any obligation, representation or warranty of Seller expressly set forth in this Agreement and that survives the Closing pursuant to the express terms of this Agreement. The releases contained in this Agreement include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist, which, if known by Buyer, would materially affect Buyer’s release of Seller. Buyer specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows: A general release does not extend to claims which a party does not know or suspect to exist in such party’s favor at the time of executing the release, which if known by such party may have materially affected such party’s decision to give the release. NOTWITHSTANDING THE FOREGOING, (I) THE FOREGOING SHALL NOT PREVENT PURCHASER FROM DEFENDING ANY GOVERNMENTAL OR THIRD PARTY ENVIRONMENTAL OR OTHER CLAIM ASSERTED AGAINST PURCHASER OR ITS SUCCESSORS AND ASSIGNS AFTER CLOSING WITH RESPECT TO ANY ENVIRONMENTAL OR OTHER MATTER BY ALLEGING THAT SELLER (AND NOT PURCHASER NOR ITS SUCCESSORS AND ASSIGNS) IS LIABLE FOR SUCH CLAIM (PROVIDED THAT PURCHASER SHALL NOT, IN CONNECTION WITH ANY SUCH

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DEFENSE, CAUSE OR ATTEMPT TO CAUSE SELLER TO BECOME A PARTY TO ANY APPLICABLE SUIT OR OTHER ACTION), AND (II) PURCHASER DOES NOT RELEASE, WAIVE OR DISCHARGE ANY CLAIMS IT MAY HAVE WITH RESPECT TO THE FRAUD OF SELLER.
(d)    For purposes hereof, “Hazardous Materials” means any hazardous or toxic materials, pollutants, chemicals, or contaminants or any other substances regulated because of their effect or potential effect on public health and the environment, including asbestos, asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls (PCBs), lead paint, radioactive materials, putrescible and infectious materials, and petroleum products as defined, determined or identified as such in any federal, state, county, municipal or local laws, rules or regulations (whether now existing or hereinafter enacted or promulgated) affecting human health or the environment, as well as any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.
(e)    The terms and conditions of this Section 16 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall not be incorporated into the deed delivered at Closing. Buyer acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Buyer would not have agreed to sell the Property to Buyer for the Purchase Price without the disclaimers and other agreements set forth above.
17.RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to the Property or any part thereof which may occur prior to Closing (a “Casualty”). Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of the Property or any part thereof if, prior to Closing, written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded, or all or any part of the Property is conveyed in lieu of condemnation (any such taking or condemnation event being a “Condemnation”). If a Casualty or Condemnation occurs following the expiration of the Study Period, Seller will promptly give written notice of such event to Buyer. In the event of any such Casualty or Condemnation and (i) the same would give the Tenant the right to terminate any of the Leases or abate its rent thereunder, (ii) the estimated repair cost exceeds $1,000,000 or (iii) any of the foregoing determinations cannot be made within the time period set forth below, Seller will promptly give written notice of such event to Buyer. Buyer may, at Buyer’s sole option by giving written notice to Seller and Escrow Agent within the earlier of (a) five (5) business days after receiving such notice from Seller or (b) the Closing Date, terminate this Agreement, in which event the Deposit will immediately be paid by Escrow Agent to Buyer, subject to the provisions of the Escrow Instructions, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. If any Casualty or Condemnation occurs which does not result in a termination of this Agreement, Seller will, at Closing and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds attributable to such event, or assign to Buyer, as of the Closing Date and in a form acceptable to Buyer, all rights or claims to the same, and (if a Casualty) credit to Buyer an amount equal to any deductible or other loss amounts which are not covered under Seller’s insurance policy(ies) applicable to the Property.

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18.SELLER’S REPRESENTATIONS AND WARRANTIES AND COVENTANTS.
(a)    Seller represents and warrants to Buyer as of the Effective Date and again as of the Closing Date that:
(i)Seller and has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Seller to enter into this Agreement and perform Seller’s obligations;
(ii)there are no actions or proceedings pending or, to Seller’s knowledge, threatened against Seller which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;
(iii)the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach of or default under any other agreement, law or court order under which Seller is a party or may be bound;
(iv)to Seller’s knowledge, there are no unrecorded leases (other than the Leases) or liens encumbering the Property (other than Seller’s existing mortgage financing); and, other than the repayment of Seller’s existing mortgage financing, Seller does not have any defeasance, lender approval or repayment obligations with respect to any existing financing.
(v)to Seller’s knowledge (1) during Seller’s period of ownership of the Property Seller has not received any written notice of violation with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction and (2) Seller has not received any written notice of impending or contemplated Condemnation affecting the Property;
(vi)Seller has sent no written notice of default to Tenant under any of the Leases and Seller has not received any written notice of default from Tenant under any of the Leases;
(vii)there are no suits or claims pending or, to Seller’s knowledge, threatened in writing with respect to or in any manner affecting the Property or the Leases, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims;
(viii)Seller will not provide a copy of, nor knowingly disclose any of the terms of, this Agreement to any appraiser, and Seller will instruct any Brokers not to provide a copy of, nor knowingly disclose any of the terms of, this Agreement to any appraiser; and
(ix)all brokerage commissions and other compensation and fees payable by reason of the Leases (including, without limitation, any renewals or expansions) have been fully paid, and no exclusive or continuing leasing or brokerage agreements exist as to any part of the Property.
(b)    To the extent that, before the expiration of the Study Period, Buyer obtains actual knowledge or is Deemed to Know (as defined below) that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect such actual or deemed knowledge as of the end of the Study Period. Subject to the previous sentence, if after the expiration of the Study Period but prior to the Closing, Buyer

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first obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such actual knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to extend the Closing Date pursuant to Section 13 for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, or if Seller does not attempt any such cure, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Buyer first obtained actual knowledge of such material misrepresentation or breach of warranty after the end of the Study Period, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer promptly subject to the applicable provisions of the Escrow Instructions and, thereafter, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.
(c)    Further, Seller hereby covenants that unless Buyer otherwise grants Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion:
(i)    Seller will not execute or enter into any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Leases;
Seller will (1) continue to operate the Property as heretofore operated; (2) pay prior to Closing any sums due for work, materials or services furnished or otherwise incurred by Seller in the ownership, use or operation of the Property; (3) comply with all governmental requirements applicable to Seller as the owner of the Property and with the terms, covenants and conditions of the Leases; (4) except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove any improvements to be removed from the Property; and (5) use commercially reasonable efforts to enforce the terms of the Leases.
(ii)    Seller will not, by voluntary act, cause or create any easements, encumbrances, or liens to arise or to be imposed upon the Property or to allow any amendment or modification to any existing easements or encumbrances.
19.BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as of the Effective Date and again as of the Closing Date that:
(a)    Buyer has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder;
(b)    there are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents; and
(c)    the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

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All representations and warranties of Buyer and Seller in this Agreement shall be deemed to have been made as of the Effective Date and as of the Closing Date and shall survive the Closing for a period of six (6) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the deed delivered at the Closing but shall survive the Closing for the Survival Period and before the expiration thereof the party claiming a breach must have filed an action in a court of competent jurisdiction, and any warranty and representation not specified in such action shall expire. Seller and Buyer agree that, following the Closing, each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in this Agreement; provided, however, that: (i) the total liability of Seller for all such breaches and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed Four Hundred Thousand and No/100ths Dollars ($400,000.00) (the “Claim Cap”); (ii) the total liability of Buyer for all such breaches any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed the Claim Cap; and (iii) such representations and warranties are personal to Seller and Buyer and may not be assigned to or enforced by any other Person, other than to an assignee of Buyer in accordance with Section 20 hereof. Notwithstanding the foregoing, however, if the Closing occurs, each party hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against the other party for damages that the first party may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of the other party’ representations or warranties in this Agreement or any document executed by the other party in connection herewith being untrue, inaccurate or incorrect if the first party knew or is Deemed to Know (as defined below) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. Each party further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by the other party under or relating to this Agreement unless of the amount of such claim or claims, individually or in the aggregate, exceeds $15,000 (in which event the full amount of such valid claims against the other party shall be actionable up to, but not in excess of, the Claim Cap. For purposes hereof the phrase “Deemed to Know” shall mean: (a) Buyer or Seller shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, any documents provided to or obtained by or on behalf of Buyer in connection with the transactions contemplated by this Agreement, any estoppel certificate received by or on behalf of Buyer or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by or on behalf of Buyer in connection with the Property, in each case, to the extent such information is received by or on behalf of Buyer or prepared by or otherwise obtained by or on behalf of Buyer prior to the Closing (collectively, the “Documents”); and (b) Buyer or Seller shall be “deemed to know” that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, any estoppel certificate received by or on behalf of Buyer or any studies, tests, reports or analyses prepared by or for or otherwise obtained by or on behalf of Buyer in connection with the Property contains information which is inconsistent with such representation or warranty, in each case, to the extent such information is received by or on behalf of Buyer or prepared by or otherwise obtained by or on behalf of Buyer prior to the Closing.
20.ASSIGNMENT. Except as provided below, this Agreement may not be assigned by either Seller or Buyer without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any entity affiliated with, controlled by, or under common control with Buyer without seeking or obtaining Seller’s consent, including specifically (but without limitation) ARCP ARCP ID

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Columbus OH, LLC. Such assignee will execute an instrument whereby such assignee assumes the obligations of Buyer under this Agreement. No assignment by Buyer shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, that if Closing occurs the assignor (but not the assignee) shall thereupon be relieved of all the assignor’s obligations arising under this Agreement before, on and after Closing.
21.DEFAULT; REMEDIES.
(a)If Seller breaches its obligation to convey the Property to Buyer pursuant to the applicable provisions of this Agreement and such breach is not cured within five (5) days of receiving written notice from Buyer, Buyer may at Buyer’s sole option either: (i) by written notice given to Seller and Escrow Agent terminate this Agreement, in which event the Deposit will be paid immediately by Escrow Agent to Buyer, subject to the Escrow Instructions, Seller will promptly reimburse Buyer for all of Buyer’s reasonable out-of-pocket and third-party expenses (including without limitation reasonable attorneys’ fees) incurred in connection with the Property, Buyer’s Diligence or this transaction (provided, however, that the aggregate amount thereof shall not exceed $50,000), and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations; or (ii) so long as Buyer files suit for same within sixty (60) days following the originally-scheduled Closing Date, seek specific performance against Seller, in which event the Closing Date will be automatically extended as necessary for Buyer to prosecute such action. If Buyer fails to file suit for a specific performance action within such sixty (60) day period, Buyer shall be deemed to have elected to terminate this Agreement as provided in the foregoing clause (i). Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Buyer by Seller’s willful and affirmative act, Buyer will be entitled to pursue a suit for all of Buyer’s direct (but not indirect, punitive or consequential) damages incurred in connection with such willful and affirmative act of Seller.
(b)If Buyer breaches its obligation to pay the Purchase Price and otherwise consummate the Closing and such breach is not cured within five (5) days of receiving written notice from Seller, Seller may, as Seller’s sole and exclusive remedy for such breach, by written notice given to Buyer and Escrow Agent terminate this Agreement and receive the Deposit in accordance with Section 3(b) above as Seller’s agreed and total liquidated damages, it being acknowledged and agreed by the Parties that it would be difficult or impossible to determine Seller’s exact damages, and the Deposit represents a reasonable estimate of those damages. Upon such termination by Seller, neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. SELLER WAIVES ANY RIGHT TO SEEK ANY OTHER REMEDIES AGAINST BUYER, INCLUDING ANY EQUITABLE OR LEGAL REMEDIES.
(c)The provisions of this Section 21 shall affect any post closing liabilities of Seller or Buyer as expressly set forth in Section 19 of this Agreement.
22.NOTICES. All notices under this Agreement must be sent either by (a) email or telecopier, (b) a reputable national overnight courier service, (c) personal delivery, or (d) registered or certified US mail, return receipt requested. Notices from or signed by the legal counsel for a Party shall be equally effective as a notice from such Party itself. The addresses to be used for notices are those set forth in the Summary of Terms above, or such other addresses as a Party may from time to time direct by notice given in accordance with these requirements. If sent by email or telecopier, a notice shall be deemed given when such email or telecopy is transmitted to the notice address or number, and shall be deemed received on that same day unless given after

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6:00 p.m. in the receiving location, in which case such receipt shall be the next business day. If personally delivered, a notice shall be deemed given and received upon such delivery. If sent by overnight courier service, a notice shall be deemed given upon deposit with such courier and deemed received upon actual receipt or refusal of delivery at the notice address. If sent by registered or certified mail, a notice shall be deemed given and received on the third business day after deposit into the US Mail.
23.ATTORNEYS’ FEES. If there is any litigation or arbitration between the Parties to determine or enforce any provisions or rights arising under this Agreement, the unsuccessful Party in such proceeding will pay to the successful Party all costs and expenses incurred by the successful Party in connection therewith, including without limitation reasonable attorneys’ fees and court costs. The determinations of which Party is the “successful Party” and the amount of such fees, costs and expenses to be awarded to the unsuccessful Party shall be made by the judge or arbitrator in such proceeding.
24.Intentionally Omitted.
25.Intentionally Omitted.
26. 1031 EXCHANGE. Each Party may structure its purchase or sale, as applicable, as part of a like-kind exchange under Section 1031 of the Tax Code. Each Party will if requested reasonably cooperate with the other (at no cost or liability to the cooperating Party) in effectuating such a like-kind exchange, including signing such documents as may reasonably and customarily be required to accomplish such exchange; provided, however, that the Closing Date will not thereby be delayed and the cooperating Party will not be required to incur any additional liability or undertake any additional obligations as a result of any such like-kind exchange. The Party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.
27.MISCELLANEOUS. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement constitutes the entire agreement between the Parties pertaining to the sale and purchase of the Property, and except for the Access Agreement all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties regarding this transaction (including without limitation any Letter of Intent), whether oral or written, are superseded and merged herein. The foregoing sentence shall in no way affect the validity of any instruments subsequently executed by the Parties as contemplated by this Agreement. No modification, waiver, amendment or discharge of or under this Agreement shall be valid unless contained in a writing signed by the Party against whom enforcement is sought. If Seller consists of more than one person or entity, the liability of each such person or entity shall be joint and several. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.
28.TIME OF ESSENCE. Time is of the essence of this Agreement. When used in this Agreement, the term “business day” means any day which is not a Saturday, Sunday or legal

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holiday. If this Agreement specifies that a time period expires or that an action be taken on a date which is not a business day, such date shall be deemed extended to the next succeeding day which is a business day, and any successive time periods shall be deemed extended accordingly.
29.SEVERABILITY. If any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof which are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
30.LIMITATION ON LIABILITY. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement, in no event shall any of Seller’s direct or indirect owners, partners, members, officers or managers have any personal liability under this Agreement, in connection with the transactions contemplated herein or under any document delivered in connection with the transaction contemplated hereby. The acceptance of the deed delivered at Closing shall constitute full performance of all of Seller’s obligations under this Agreement other than those obligations of Seller that by the express terms hereof survive the Closing. For purposes of this Section 30 no negative capital account or any contribution or payment obligation of any direct or indirect partner or member of Seller shall constitute an asset of Seller. Notwithstanding anything to the contrary in this Agreement, no owner, manager, employee, officer, director or agent of Buyer nor any of their respective direct or indirect members, managers, owners, officers, directors, agents or employees shall have any personal liability under this Agreement, in connection with the transactions contemplated herein or under any document delivered in connection with the transaction contemplated hereby. The provisions of this Section 30 shall survive the Closing or termination of this Agreement.
31.APPROVALS; FURTHER ACTS. The Parties agree that for all matters in this Agreement requiring the consent or approval of any Party, unless otherwise expressly provided in this Agreement any such consent or approval will not be unreasonably withheld, conditioned or delayed. The Parties agree to promptly execute such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.
32.GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Real Property is located.
33.COUNTERPARTS; ELECTRONIC DELIVERY. This Agreement and any related documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Documents executed by the Parties but delivered by facsimile, “pdf” or other electronic means will be accepted with the same effect as original ink-signed “hard copy” versions (an “Executed Original”) of such documents, provided that (a) if expressly requested by the other Party or Escrow Agent, a Party will promptly also deliver one or more Executed Originals of any such document; (b) all Transfer Documents which are to be recorded must be delivered by the signing Party to Escrow Agent as Executed Originals; and (c) at least one Executed Original of this Agreement must be provided by Seller to Escrow Agent, which Escrow Agent will deliver to Buyer upon the Opening of Escrow.

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34.INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached to this Agreement are considered to be a part of this Agreement and are fully incorporated herein by this reference to the same extent as though set forth at length.
35.OFAC. Each Party represents and warrants to the other, and to Escrow Agent, that (a) such Party is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party or the Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
36.SEC FILING INFORMATION. In order to enable Buyer to comply with certain reporting requirements of the Securities and Exchange Commission (the “SEC”), including, without limitation, SEC Rule 3-14 of Regulation S-X, Seller to provide Buyer and its representatives, upon Buyer’s reasonable request, information relating to Seller’s ownership and operation of the Property, including, without limitation, Seller's most current operating statements relating to the financial operation of the Property for the current and immediately prior fiscal years, and support for certain operating revenues and expenses specific to the Property (collectively, the “SEC Filing Information”). Seller acknowledges that certain of the SEC Filing Information may be included or disclosed in filings required to be made by Buyer with the SEC. Seller will cooperate in providing the SEC Filing Information and answering questions with respect thereto as they arise. The provisions of this Section shall survive Closing for a period of one (1) year.
37.NO RECORDING. The provisions hereof shall not constitute a lien on the Property. Neither Buyer nor Seller nor their agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date above.

SELLER:	TCI OBTEZ LLC,
a Delaware limited liability company

By: /s/ David Pizzotti
Name (Print): David Pizzotti
Title: Authorized Signatory

BUYER:	ARCP ACQUISITIONS, LLC, a Delaware limited liability company

By: /s/ Daniel T. Haug
Name (Print): Daniel T. Haug
Title: Authorized Officer

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned, as the “Escrow Agent” hereunder, as of the __16th___ day of __June______, 2014. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement, including without limitation the Escrow Instructions, and acknowledges its receipt of the Deposit.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Brandon Grajewski
Name (Print): Brandon Grajewski
Title: Escrow Officer